INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Eastern Exploration Company
(An Exploration Stage Company)

We consent to the use in Amendment No. 3 to the Registration Statement of Eastern Exploration Company (An Exploration Stage Company) on Form SB-2 (the “Registration Statement”) of our Auditors’ Report dated June 15, 2006 on the balance sheet of Eastern Exploration Company (An Exploration Stage Company) as at April 30, 2006, and the related statements of operations and deficit, stockholders’ equity and cash flows for the period from incorporation on August 26, 2005 to April 30, 2006.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

MACKAY LLP
CHARTERED ACCOUNTANTS

/s/ MacKay LLP

Vancouver, British Columbia
Canada

July 27, 2006